Cathay General Bancorp Announces Third Quarter 2017 Results

LOS ANGELES, Oct. 25, 2017 /PRNewswire/ -- Cathay General Bancorp (the "Company", NASDAQ: CATY), the holding company for Cathay Bank, today announced net income of $49.7 million, or $0.61 per share, for the third quarter of 2017.

FINANCIAL PERFORMANCE

	Three months ended
	September 30, 2017	June 30, 2017	September 30, 2016
Net income	$49.7 million	$51.4 million	$46.1 million
Basic earnings per common share	$0.62	$0.64	$0.58
Diluted earnings per common share	$0.61	$0.64	$0.58
Return on average assets	1.29%	1.48%	1.38%
Return on average total stockholders' equity	9.77%	10.96%	10.30%
Efficiency ratio	41.91%	45.88%	45.05%

THIRD QUARTER HIGHLIGHTS

  Completed the acquisition of SinoPac Bancorp, the holding company for Far East National Bank, ("FENB") on July 14, 2017.
  Total loans during the third quarter increased by $1.0 billion to $12.6 billion.
  Net interest margin increased to 3.75% in the third quarter compared to 3.63% in the second quarter of 2017.

"We enjoyed strong growth during the third quarter of 2017. Excluding the loans and deposits from Far East National Bank, our loan growth was $331.5 million, or 11.8% annualized, and our deposit growth was $380.8 million, or 13.0% annualized, for the third quarter of 2017," commented Pin Tai, Chief Executive Officer and President of the Company.

"We recently received final regulatory approval to merge Far East National Bank into Cathay Bank, which will permit additional integration of our operations," added Dunson Cheng, Executive Chairman of the Board of the Company.

THIRD QUARTER INCOME STATEMENT REVIEW

Net income for the quarter ended September 30, 2017, was $49.7 million, an increase of $3.6 million, or 7.8%, compared to net income of $46.1 million for the same quarter a year ago. Diluted earnings per share for the quarter ended September 30, 2017, was $0.61 compared to $0.58 for the same quarter a year ago.

Return on average stockholders' equity was 9.77% and return on average assets was 1.29% for the quarter ended September 30, 2017, compared to a return on average stockholders' equity of 10.30% and a return on average assets of 1.38% for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $29.4 million, or 28.3%, to $133.2 million during the third quarter of 2017 compared to $103.8 million during the same quarter a year ago. The increase was due primarily to an increase in interest income from loans from organic growth and from the acquisition of FENB and a decrease in interest expense from securities sold under agreements to repurchase.

The net interest margin was 3.75% for the third quarter of 2017 compared to 3.36% for the third quarter of 2016 and 3.63% for the second quarter of 2017. The increase from the second quarter of 2017 was primarily the result of interest recoveries and prepayment penalties of $5.6 million, including $4.5 million from the payoff of a loan that had been on nonaccrual status in prior years.

For the third quarter of 2017, the yield on average interest-earning assets was 4.34%, the cost of funds on average interest-bearing liabilities was 0.81%, and the cost of interest-bearing deposits was 0.68%. In comparison, for the third quarter of 2016, the yield on average interest-earning assets was 4.02%, the cost of funds on average interest-bearing liabilities was 0.89%, and the cost of average interest-bearing deposits was 0.70%. The increase in the yield on average interest earning assets was a result of higher interest rates and increases in interest income collected from nonaccrual loans and loan prepayment penalties. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, was 3.53% for the quarter ended September 30, 2017, compared to 3.13% for the same quarter a year ago.

Provision/(reversal) for credit losses

There was no provision for credit losses recorded for the third quarter of 2017 or 2016. The provision/(reversal) for credit losses was based on a review of the appropriateness of the allowance for loan losses at September 30, 2017. The following table summarizes the charge-offs and recoveries for the periods indicated:

	Three months ended			Nine months ended September 30,
	September 30, 2017	June 30, 2017	September 30, 2016	2017	2016
	(In thousands)
Charge-offs:
Commercial loans	$ 80	$ 526	$ 3,278	$ 1,810	$ 12,035
Real estate loans (1)	305	-	4,626	860	5,830
Total charge-offs	385	526	7,904	2,670	17,865
Recoveries:
Commercial loans	575	335	2,006	1,401	3,720
Construction loans	47	47	548	143	7,871
Real estate loans(1)	5,489	410	343	6,195	903
Total recoveries	6,111	792	2,897	7,739	12,494
Net (recoveries)/charge-offs	$ (5,726)	$ (266)	$ 5,007	$ (5,069)	$ 5,371

(1)	Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), wire transfer fees, and other sources of fee income, was $13.0 million for the third quarter of 2017, an increase of $4.2 million, or 47.7%, compared to $8.8 million for the third quarter of 2016, primarily due to the gain of $5.4 million on the acquisition of SinoPac Bancorp that was offset by a decrease in securities gains of $1.7 million from the quarter a year ago.

Non-interest expense

Non-interest expense increased $10.5 million, or 20.7%, to $61.2 million in the third quarter of 2017 compared to $50.7 million in the same quarter a year ago. The increase in non-interest expense in the third quarter of 2017 was primarily due to a $5.0 million increase in salary and employee benefit expenses and a $3.3 million increase in acquisition related expense when compared to the same quarter a year ago. Acquisition related expenses during the third quarter totaled approximately, $3.3 million, including $2.8 million in legal and investment banking fees and $0.5 million in severance and retention expenses. The efficiency ratio was 41.9% in the third quarter of 2017 compared to 45.1% for the same quarter a year ago.

Income taxes

The effective tax rate for the third quarter of 2017 was 41.4% compared to 25.5% for the third quarter of 2016. The third quarter 2017 effective tax rate of 41.4% reflected additional tax expense to increase the full year effective tax rate to 34% compared to the 29% effective tax rate forecasted at June 30, 2017. This adjustment in the third quarter was the result of lower tax credits from the slow deployment of alternative energy investments. Income tax expense for the first quarter of 2017 was also reduced by $2.6 million in benefits from the distribution of restricted stock units and exercises of stock options.

ACQUISITION OF SINOPAC BANCORP

Under the terms of the Stock Purchase Agreement with Bank SinoPac Co. Ltd, the Company purchased all of the issued and outstanding share capital of SinoPac Bancorp for an aggregate purchase price of $351.6 million plus additional post closing payments based on the realization of certain assets of FENB. We issued 926,192 shares of common stock as consideration and the remainder of the consideration is payable in cash. Pursuant to the Stock Purchase Agreement, $100 million of the purchase price will be released 30 days after receipt of regulatory approval for the merger of FENB into Cathay Bank and $35.1 million will be released over a period of three years. SinoPac Bancorp was merged into Cathay General Bancorp on July 17, 2017 with FENB scheduled to merge into Cathay Bank with the surviving bank being Cathay Bank. At the date of acquisition, the total value of assets purchased was $1.2 billion including total gross loans of $703.8 million, investments of $114.3 million, and core deposit intangibles of $7.1 million. The total value of deposits purchased was $813.9 million. The acquisition resulted in a gain of $5.4 million. The purchase accounting adjustments are preliminary and subject to finalization during the one-year measurement period from the date of the acquisition.

BALANCE SHEET REVIEW

Gross loans, excluding loans held for sale, were $12.6 billion at September 30, 2017, an increase of $1.4 billion, or 12.5%, from $11.2 billion at December 31, 2016. The increase was primarily due to increases of $591.8 million, or 10.2%, in commercial mortgage loans, $478.5 million, or 19.6%, in residential mortgage loans, $171.7 million, or 7.6%, in commercial loans, and $143.4 million, or 26.2%, in real estate construction loans. The total loan growth during the third quarter compared to the second quarter 2017 was $1.03 billion, of which $331.5 million was organic loan growth and $694.7 million from loans acquired from FENB. The loan balances and composition at September 30, 2017, compared to December 31, 2016, and to September 30, 2016, are presented below:

	September 30, 2017	December 31, 2016	September 30, 2016
	(In thousands)
Commercial loans	$ 2,419,891	$ 2,248,187	$ 2,248,996
Residential mortgage loans	2,922,537	2,444,048	2,329,402
Commercial mortgage loans	6,377,047	5,785,248	5,743,991
Equity lines	181,751	171,711	170,022
Real estate construction loans	691,486	548,088	515,236
Installment & other loans	4,722	3,993	2,810

Gross loans	$ 12,597,434	$ 11,201,275	$ 11,010,457

Allowance for loan losses	(121,535)	(118,966)	(117,942)
Unamortized deferred loan fees	(3,424)	(4,994)	(5,519)

Total loans, net	$ 12,472,475	$ 11,077,315	$ 10,886,996
Loans held for sale	$ -	$ 7,500	$ 4,750

Total deposits were $12.6 billion at September 30, 2017, an increase of $887 million, or 7.6%, from $11.7 billion at December 31, 2016. The total deposit growth in the third quarter compared to the second quarter 2017 was $1.1 billion, of which $380.8 million was organic deposit growth and $717.5 million from deposits acquired from FENB. The deposit balances and composition at September 30, 2017, compared to December 31, 2016, and to September 30, 2016, are presented below:

	September 30, 2017	December 31, 2016	September 30, 2016
	(In thousands)
Non-interest-bearing demand deposits	$ 2,730,006	$ 2,478,107	$ 2,246,661
NOW deposits	1,379,100	1,230,445	1,073,436
Money market deposits	2,370,724	2,198,938	2,131,190
Savings deposits	925,312	719,949	633,345
Time deposits	5,156,553	5,047,287	4,854,064
Total deposits	$ 12,561,695	$ 11,674,726	$ 10,938,696

ASSET QUALITY REVIEW

At September 30, 2017, total non-accrual loans were $65.4 million, an increase of $15.7 million, or 31.6%, from $49.7 million at December 31, 2016, and an increase of $21.0 million, or 47.3%, from $44.4 million at September 30, 2016. The increase in total non-accrual loans resulted primarily from several construction and commercial real estate loans placed on nonaccrual status.

The allowance for loan losses was $121.5 million and the allowance for off-balance sheet unfunded credit commitments was $4.3 million at September 30, 2017, which represented the amount believed by management to be appropriate to absorb credit losses inherent in the loan portfolio, including unfunded commitments. The $121.5 million allowance for loan losses at September 30, 2017, increased $2.5 million, or 2.1%, from $119.0 million at December 31, 2016. The allowance for loan losses represented 0.96% of period-end gross loans, excluding loans held for sale, and 175.5% of non-performing loans at September 30, 2017. The comparable ratios were 1.06% of period-end gross loans, excluding loans held for sale, and 239.5% of non-performing loans at December 31, 2016. The changes in non-performing assets and troubled debt restructurings at September 30, 2017, compared to December 31, 2016, and to September 30, 2016, are highlighted below:

(Dollars in thousands)	September 30, 2017	December 31, 2016	% Change	September 30, 2016	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ 3,900	$ -	100	$ -	100
Non-accrual loans:
Construction loans	14,267	5,458	161	5,507	159
Commercial mortgage loans	28,379	20,078	41	21,077	35
Commercial loans	15,942	15,710	1	9,251	72
Residential mortgage loans	6,763	8,436	(20)	8,524	(21)
Total non-accrual loans:	$ 65,351	$ 49,682	32	$ 44,359	47
Total non-performing loans	69,251	49,682	39	44,359	56
Other real estate owned	18,115	20,070	(10)	20,986	(14)
Total non-performing assets	$ 87,366	$ 69,752	25	$ 65,345	34
Accruing troubled debt restructurings (TDRs)	$ 62,358	$ 65,393	(5)	$ 86,555	(28)
Non-accrual loans held for sale	$ -	$ 7,500	(100)	$ 4,750	(100)

Allowance for loan losses	$ 121,535	$ 118,966	2	$ 117,942	3

Total gross loans outstanding, at period-end (1)	$ 12,597,434	$ 11,201,275	12	$ 11,010,457	14

Allowance for loan losses to non-performing loans, at period-end (2)	175.50%	239.45%		265.88%
Allowance for loan losses to gross loans, at period-end (1)	0.96%	1.06%		1.07%

(1)	Excludes loans held for sale at period-end.
(2)	Excludes non-accrual loans held for sale at period-end.

The ratio of non-performing assets, excluding non-accrual loans held for sale, to total assets was 0.6% at September 30, 2017, compared to 0.5% at December 31, 2016. Total non-performing assets increased $17.6 million, or 25.2%, to $87.4 million at September 30, 2017, compared to $69.8 million at December 31, 2016, primarily due to an increase of $15.7 million, or 31.5%, in non-accrual loans offset by a decrease of $2.0 million, or 9.7%, in other real estate owned.

CAPITAL ADEQUACY REVIEW

At September 30, 2017, the Company's common equity Tier 1 capital ratio of 12.18%, Tier 1 risk-based capital ratio of 12.18%, total risk-based capital ratio of 14.11%, and Tier 1 leverage capital ratio of 10.41%, calculated under the Basel III capital rules, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a common equity tier 1 capital ratio equal to or greater than 6.5%, a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2016, the Company's common equity Tier 1 capital ratio was 12.84%, Tier 1 risk-based capital ratio was 13.85%, total risk-based capital ratio was 14.97%, and Tier 1 leverage capital ratio was 11.57%.

YEAR-TO-DATE REVIEW

Net income for the nine months ended September 30, 2017, was $150.1 million, an increase of $23.0 million, or 18.1%, compared to net income of $127.1 million for the same period a year ago. Diluted earnings per share was $1.86 compared to $1.59 per share for the same period a year ago. The net interest margin for the nine months ended September 30, 2017, was 3.63% compared to 3.39% for the same period a year ago.

Return on average stockholders' equity was 10.46% and return on average assets was 1.39% for the nine months ended September 30, 2017, compared to a return on average stockholders' equity of 9.66% and a return on average assets of 1.29% for the same period of 2016. The efficiency ratio for the nine months ended September 30, 2017, was 43.71% compared to 51.35% for the same period a year ago.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its third quarter 2017 financial results. The call will begin at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-855-761-3186 and enter Conference ID 88339508. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank and Far East National Bank, a U.S. federally chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 34 branches in California, 12 branches in New York State, three in the Chicago, Illinois area, three in Washington State, two in Texas, one in Maryland, one in Massachusetts, one in Nevada, one in New Jersey, one in Hong Kong, and a representative office in Taipei and in Shanghai. Cathay Bank's website is found at www.cathaybank.com. Founded in 1974, Far East National Bank offers a wide range of financial services. Far East National Bank operates nine branches in California, and a representative office in Beijing. Far East National Bank's website is found at www.fareastnationalbank.com. Information set forth on such websites are not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "predicts," "potential," "possible," "optimistic," "seeks," "shall," "should," "will," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from U.S. and international business and economic conditions; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act; higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; our ability to consummate and realize the anticipated benefits of our acquisitions, including the recent acquisition of SinoPac Bancorp and Far East National Bank; the risk that integration of SinoPac Bancorp's and Far East National Bank's operations with those of the Company and Cathay Bank will be materially delayed or will be more costly or difficult than expected; the diversion of management's attention from ongoing business operations and opportunities; the challenges of integrating and retaining key employees; and general competitive, economic political, and market conditions and fluctuations.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2016 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended			Nine months ended September 30,
(Dollars in thousands, except per share data)	September 30, 2017	June 30, 2017	September 30, 2016	2017	2016

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$ 133,196	$ 117,352	$ 103,824	$362,662	$307,968
Reversal for credit losses	-	-	-	(2,500)	(15,650)
Net interest income after reversal for credit losses	133,196	117,352	103,824	365,162	323,618
Non-interest income	12,961	6,152	8,811	25,831	25,409
Non-interest expense	61,248	56,658	50,737	169,792	171,187
Income before income tax expense	84,909	66,846	61,898	221,201	177,840
Income tax expense	35,163	15,431	15,808	71,099	50,756
Net income	$ 49,746	$ 51,415	$ 46,090	150,102	127,084

Net income per common share
Basic	$ 0.62	$ 0.64	$ 0.58	$ 1.87	$ 1.61
Diluted	$ 0.61	$ 0.64	$ 0.58	$ 1.86	$ 1.59

Cash dividends paid per common share	$ 0.21	$ 0.21	$ 0.18	$ 0.63	$ 0.54

SELECTED RATIOS
Return on average assets	1.29%	1.48%	1.38%	1.39%	1.29%
Return on average total stockholders' equity	9.77%	10.96%	10.30%	10.46%	9.66%
Efficiency ratio	41.91%	45.88%	45.05%	43.71%	51.35%
Dividend payout ratio	34.11%	32.61%	30.80%	33.64%	33.50%

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.34%	4.19%	4.02%	4.21%	4.05%
Total interest-bearing liabilities	0.81%	0.78%	0.89%	0.79%	0.89%
Net interest spread	3.53%	3.41%	3.13%	3.42%	3.16%
Net interest margin	3.75%	3.63%	3.36%	3.63%	3.39%

CAPITAL RATIOS	September 30, 2017	December 31, 2016	September 30, 2016
Common Equity Tier 1 capital ratio	12.18%	12.84%	12.64%
Tier 1 risk-based capital ratio	12.18%	13.85%	13.67%
Total risk-based capital ratio	14.11%	14.97%	14.78%
Tier 1 leverage capital ratio	10.41%	11.57%	11.91%
	.

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except share and per share data)	September 30, 2017	December 31, 2016	September 30, 2016

Assets
Cash and due from banks	$ 167,886	$ 218,017	$ 203,877
Federal funds sold	7,000	-	-
Cash and cash equivalents	174,886	218,017	203,877
Short-term investments and interest bearing deposits	566,059	967,067	791,757
Securities available-for-sale (amortized cost of $1,364,955 at September 30, 2017,$1,317,012 at December 31, 2016, and $1,283,808 at September 30, 2016)	1,368,487	1,314,345	1,298,469
Loans held for sale	-	7,500	4,750
Loans	12,597,434	11,201,275	11,010,457
Less: Allowance for loan losses	(121,535)	(118,966)	(117,942)
Unamortized deferred loan fees, net	(3,424)	(4,994)	(5,519)
Loans, net	12,472,475	11,077,315	10,886,996
Federal Home Loan Bank and Federal Reserve Bank stock	30,681	17,250	18,900
Other real estate owned, net	18,115	20,070	20,986
Affordable housing investments and alternative energy partnerships, net	298,426	251,077	225,535
Premises and equipment, net	107,954	105,607	106,885
Customers' liability on acceptances	12,009	12,182	13,339
Accrued interest receivable	42,190	37,299	31,868
Goodwill	372,189	372,189	372,189
Other intangible assets, net	9,408	2,949	3,158
Other assets	255,538	117,902	120,080

Total assets	$ 15,728,417	$ 14,520,769	$ 14,098,789

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$ 2,730,006	$ 2,478,107	$ 2,246,661
Interest-bearing deposits:
NOW deposits	1,379,100	1,230,445	1,073,436
Money market deposits	2,370,724	2,198,938	2,131,190
Savings deposits	925,312	719,949	633,345
Time deposits	5,156,553	5,047,287	4,854,064
Total deposits	12,561,695	11,674,726	10,938,696

Securities sold under agreements to repurchase	100,000	350,000	350,000
Advances from the Federal Home Loan Bank	595,000	350,000	700,000
Other borrowings for affordable housing investments	17,518	17,662	17,705
Long-term debt	119,136	119,136	119,136
Acceptances outstanding	12,009	12,182	13,339
Deferred payments from acquisition	136,056	-	-
Other liabilities	218,304	168,524	166,474
Total liabilities	13,759,718	12,692,230	12,305,350
Commitments and contingencies	-	-	-
Stockholders' Equity
Common stock, $0.01 par value, 100,000,000 shares authorized,89,027,259 issued and 80,816,616 outstanding at September 30, 2017,87,820,920 issued and 79,610,277 outstanding at December 31, 2016, and87,090,319 issued and 78,879,676 outstanding at September 30, 2016	890	878	871
Additional paid-in-capital	932,521	895,480	886,081
Accumulated other comprehensive income/(loss), net	(217)	(3,715)	1,903
Retained earnings	1,275,094	1,175,485	1,144,173
Treasury stock, at cost (8,210,643 shares at September 30, 2017, at December 31, 2016, and at September 30, 2016)	(239,589)	(239,589)	(239,589)

Total equity	1,968,699	1,828,539	1,793,439
Total liabilities and equity	$ 15,728,417	$ 14,520,769	$ 14,098,789

Book value per common share	$ 24.24	$ 22.80	$ 22.57
Number of common shares outstanding	80,816,616	79,610,277	78,879,676

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended			Nine months ended September 30,
	September 30, 2017	June 30, 2017	September 30, 2016	2017	2016
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 146,383	$ 129,836	$ 118,500	$ 401,129	$ 349,212
Investment securities	5,692	4,719	4,850	14,817	16,974
Federal Home Loan Bank and Federal Reserve Bank stock	607	298	393	1,317	1,122
Federal funds sold and securities purchased under agreements to resell	108	-	-	108	-
Deposits with banks	1,288	776	412	3,140	1,094

Total interest and dividend income	154,078	135,629	124,155	420,511	368,402

INTEREST EXPENSE
Time deposits	11,678	10,769	10,701	33,429	32,177
Other deposits	5,101	4,698	4,212	14,245	11,783
Securities sold under agreements to repurchase	874	1,065	3,828	3,489	11,696
Advances from Federal Home Loan Bank	872	305	134	1,465	442
Long-term debt	1,456	1,440	1,456	4,320	4,336
Deferred payments from acquisition	901	-	-	901	-

Total interest expense	20,882	18,277	20,331	57,849	60,434

Net interest income before reversal for credit losses	133,196	117,352	103,824	362,662	307,968
Reversal for credit losses	-	-	-	(2,500)	(15,650)

Net interest income after reversal for credit losses	133,196	117,352	103,824	365,162	323,618

NON-INTEREST INCOME
Securities (losses)/gains, net	24	3	1,692	(439)	3,141
Letters of credit commissions	1,302	1,193	1,212	3,618	3,698
Depository service fees	1,407	1,344	1,401	4,259	4,109
Gain from acquisition	5,440	-	-	5,440	-
Other operating income	4,788	3,612	4,506	12,953	14,461

Total non-interest income	12,961	6,152	8,811	25,831	25,409

NON-INTEREST EXPENSE
Salaries and employee benefits	27,913	26,145	22,881	79,929	71,313
Occupancy expense	5,312	4,722	4,734	14,733	13,587
Computer and equipment expense	2,643	2,528	2,337	7,895	7,360
Professional services expense	4,942	5,343	4,999	14,541	13,981
Data processing service expense	2,918	2,396	2,279	7,846	6,556
FDIC and State assessments	2,552	2,189	2,288	7,261	7,640
Marketing expense	2,103	1,859	1,516	4,833	3,314
Other real estate owned expense	369	317	(176)	747	612
Amortization of investments in low income housing and alternative energy partnerships	5,723	6,224	5,432	16,797	35,626
Amortization of core deposit intangibles	281	173	172	626	517
Acquisition and integration costs	3,277	-	-	3,277	-
Other operating expense	3,215	4,762	4,275	11,307	10,681

Total non-interest expense	61,248	56,658	50,737	169,792	171,187

Income before income tax expense	84,909	66,846	61,898	221,201	177,840
Income tax expense	35,163	15,431	15,808	71,099	50,756
Net income	$ 49,746	$ 51,415	$ 46,090	150,102	127,084

Net income per common share:
Basic	$ 0.62	$ 0.64	$ 0.58	$ 1.87	$ 1.61
Diluted	$ 0.61	$ 0.64	$ 0.58	$ 1.86	$ 1.59

Cash dividends paid per common share	$ 0.21	$ 0.21	$ 0.18	$ 0.63	$ 0.54
Basic average common shares outstanding	80,665,398	79,840,188	78,865,860	80,073,249	79,147,839
Diluted average common shares outstanding	81,404,854	80,562,607	79,697,069	80,797,179	79,902,846

CATHAY GENERAL BANCORP
AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	Three months ended
(In thousands)	September 30, 2017		June 30, 2017		September 30, 2016

Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$12,317,720	4.71%	$11,388,056	4.57%	$10,670,253	4.42%
Taxable investment securities	1,396,859	1.61%	1,260,646	1.50%	1,303,598	1.48%
FHLB and FRB stock	32,369	7.44%	17,250	6.93%	17,268	9.05%
Federal funds sold and securities purchased under agreements to resell	35,707	1.20%	-	-	-	-
Deposits with banks	292,595	1.75%	302,224	1.03%	294,292	0.56%

Total interest-earning assets	$14,075,250	4.34%	$12,968,176	4.19%	$12,285,411	4.02%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,349,508	0.17%	$ 1,260,574	0.17%	$ 1,060,065	0.17%
Money market deposits	2,496,548	0.63%	2,304,586	0.66%	2,117,831	0.66%
Savings deposits	942,452	0.24%	794,450	0.20%	627,912	0.16%
Time deposits	4,939,189	0.94%	4,722,920	0.91%	4,651,593	0.92%
Total interest-bearing deposits	$ 9,727,697	0.68%	$ 9,082,530	0.68%	$ 8,457,401	0.70%
Securities sold under agreements to repurchase	109,239	3.17%	150,000	2.85%	378,261	4.03%
Other borrowed funds	324,581	2.17%	103,538	1.18%	107,203	0.50%
Long-term debt	119,136	4.85%	119,136	4.85%	119,136	4.86%
Total interest-bearing liabilities	10,280,653	0.81%	9,455,204	0.78%	9,062,001	0.89%

Non-interest-bearing demand deposits	2,714,244		2,440,181		2,254,123

Total deposits and other borrowed funds	$12,994,897		$11,895,385		$11,316,124

Total average assets	$15,354,123		$13,964,206		$13,263,385
Total average equity	$ 2,020,224		$ 1,882,454		$ 1,779,852

	Nine months ended,
(In thousands)	September 30, 2017		September 30, 2016

Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$11,668,814	4.60%	$10,468,328	4.46%
Taxable investment securities	1,297,789	1.52%	1,384,019	1.64%
FHLB and FRB stock	22,345	7.88%	17,256	8.69%
Federal funds sold and securities purchased under agreements to resell	12,033	1.20%	-	-
Deposits with banks	359,579	1.17%	272,690	0.54%

Total interest-earning assets	$13,360,560	4.21%	$12,142,293	4.05%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,282,904	0.17%	$ 1,013,129	0.17%
Money market deposits	2,359,871	0.64%	2,020,725	0.65%
Savings deposits	817,540	0.20%	626,200	0.16%
Time deposits	4,840,293	0.92%	4,752,938	0.90%
Total interest-bearing deposits	$ 9,300,608	0.69%	$ 8,412,992	0.70%
Securities sold under agreements to repurchase	149,267	3.13%	392,701	3.98%
Other borrowed funds	177,372	1.78%	119,348	0.49%
Long-term debt	119,136	4.85%	119,136	4.86%
Total interest-bearing liabilities	9,746,383	0.79%	9,044,177	0.89%

Non-interest-bearing demand deposits	2,542,754		2,131,741

Total deposits and other borrowed funds	$12,289,137		$11,175,918

Total average assets	$14,443,734		$13,109,225
Total average equity	$ 1,918,266		$ 1,757,592

(1)	Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

CONTACT: Heng W. Chen, (626) 279-3652